Exhibit 10.7

Keros Therapeutics, Inc

December 14, 2015

Jasbir S. Seehra, Ph.D.

[***]

Dear Jasbir:

It is my pleasure to confirm the offer to you for the position of CEO at Keros Therapeutics, Inc. (the “Company”), beginning on December 15, 2015 (the “Commencement Date”).

This letter and accompanying enclosures will summarize important details about your employment. Also, enclosed is information about our current benefits which are provided to the employees at Company.

Compensation: Your salary will be four hundred and ten thousand US Dollars 410,000 per year and will be payable in 24 bimonthly installments in accordance with the Company’s standard payroll practices and procedures, and which will be subject to all applicable tax reporting and withholding.

Additional Benefits: You will also be entitled to vision, health and dental insurance, at rates which shall be agreed with you upon the commencement of your employment. You will also be eligible for enrollment in the 401k Plan which will be reviewed with you when you begin your employment. In the event that the Company does not have such vision, health, dental or 401K plans in place during your first month of employment, the Company will reimburse you for 100% of the cost of COBRA insurance coverage, as well as for costs of dental treatments otherwise covered by your current dental plan. You will use reasonable efforts to minimize such dental treatment costs during the first month of employment.

Vacation Time: You will be entitled to 4 weeks annual vacation plus all statutory US holidays.

Term of Employment: It is important for you to understand that you will be an employee “at will”. This means that you will have the right to terminate your employment relationship with Company at any time for any reason. Similarly, Company will have the right to terminate its employment relationship with you at any time for any reason. Termination for convenience by either party will be subject to 30 days prior notice. This letter should not be construed as a guarantee of any particularly compensation, benefits or other terms or conditions of employment for any particular period of time. Your employment and this letter will be governed by the laws of Massachusetts, USA. Any modification or change in your at will employment status may only occur by way of a written amendment signed by you and the Company.

Company Agreement and Employment Eligibility: The offer of employment is contingent upon your signing Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (“Non-compete Agreement”) and 1-9 Employment Verification Form. The former is enclosed with this letter, and the latter will be furnished to you on your first date of employment. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

In addition, by signing below, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing or limiting you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You also agree that you will not disclose to anyone at the Company, or use in the course of your employment at the Company, any confidential information or trade secrets belonging to any former employer or to any other entity.

You may indicate your acceptance of this offer and the Non-Compete Agreement by signing on the appropriate space and returning signed copies to my attention at the Company by December 15, 2015.

Keros Therapeutics, Inc

We are excited about the opportunity of working with you. Please contact me if you have any questions or need more information.

Sincerely,

I accept the above terms of employment as stated:

/s/ Jasbir S. Seehra	12/15/2015
Jasbir S. Seehra, Ph.	Date

Enclosures:

•	Non-Competition, Non-Solicitation, Confidentiality and Assignment

•	1-9 Employment Verification Form